SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Horizon Offshore, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 24, 2007

To our stockholders:

You are cordially invited to our 2007 annual meeting of stockholders to be held in the board room at Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas, on Wednesday, May 23, 2007, at 10:00 a.m., Central Time.

The attached notice of annual meeting and proxy statement describe the matters to be voted on at the meeting, which includes (1) the election of five directors, (2) the approval of an amendment to the Horizon Offshore, Inc. 2005 Stock Incentive Plan, and (3) the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2007.

We hope you will be able to attend the annual meeting. Your vote is important. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by the Internet or telephone, as described in the instructions you receive; complete, sign and date the proxy card or voting instruction card and return it in the postage-paid envelope; or vote in person at the meeting. This will save us the additional expense associated with soliciting proxies and ensure that your shares are represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously submitted your proxy or voting instructions.

Sincerely,

David W. Sharp
President and Chief Executive Officer

Notice of Annual Meeting of Stockholders May 23, 2007
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF AN AMENDMENT TO THE HORIZON OFFSHORE, INC. 2005 STOCK INCENTIVE PLAN
PROPOSAL NO. 3 RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VOTING SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE OFFICER COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
CERTAIN TRANSACTIONS

Notice of Annual Meeting of Stockholders
May 23, 2007

Date:	Wednesday, May 23, 2007

Time:	10:00 a.m. (Central Time)

Place:	Board Room, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas, 77042

Purpose:	(1) To elect five directors;

(2) To approve an amendment to the Horizon Offshore, Inc. 2005 Stock Incentive Plan;

(3) To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2007; and

(4) To transact such other business as may properly come before the meeting.

Record Date:	Close of business on April 13, 2007.

By Order of the Board of Directors

William B. Gibbens, III
Secretary

Houston, Texas
April 24, 2007

YOUR VOTE IS IMPORTANT.
Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy or instruction card and return it promptly in the enclosed envelope, or vote by one of the other methods specified in this proxy statement. You may revoke your proxy at any time before it is voted. We appreciate your cooperation.

Horizon Offshore, Inc.
2500 CityWest Boulevard
Suite 2200
Houston, Texas 77042

May 23, 2007

PROXY STATEMENT

We will begin mailing this proxy statement to our stockholders on or about April 25, 2007.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	The Board of Directors is soliciting your proxy to vote at the 2007 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 13, 2007, the record date for the meeting. The proxy statement and 2006 annual report, along with either a proxy card or a voting instruction card, are being mailed to stockholders beginning on or about April 25, 2007. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	When and where will the meeting be held?

A:	The meeting will be held on Wednesday, May 23, 2007, at 10:00 a.m., Central Time, in the Board Room at Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

Q:	What is the purpose of the annual meeting?

A:	At the annual meeting, our stockholders will be asked to (i) elect five directors, (ii) approve an amendment to the Horizon Offshore, Inc. 2005 Stock Incentive Plan (the “2005 Stock Plan”), (iii) ratify Grant Thornton LLP as our independent registered public accounting firm for 2007, and (iv) consider any other matter that properly comes before the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As a stockholder of record, the proxy materials have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by the Internet or telephone.

Q:	Can I access the proxy materials on the Internet?

A:	The proxy materials are located on our web site at www.horizonoffshore.com. Most stockholders can access future proxy materials on the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option by following the instructions on your proxy card or by following the instructions if you vote by the Internet or telephone. If you choose to access future proxy materials on the Internet, you will receive an e mail message next year notifying you how you may access the proxy materials on the Internet. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future proxy materials on the Internet. Most beneficial owners who elect electronic access will receive an e mail message next year containing the Internet address for access to the proxy materials.

Q:	How many votes do I have?

A:	Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting. The inspector of election will count votes cast at the annual meeting.

Q:	How many shares must be present to hold the annual meeting?

A:	On the record date for the annual meeting, we had 32,680,703 shares of outstanding common stock. Accordingly, the presence of a majority of our common stock entitled to vote, or 16,340,352 shares, present in person or by proxy, is necessary to constitute a quorum. We will count shares of common stock present at the annual meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding common stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	How do I vote?

A:	You may vote using any of the following methods:

• By the Internet or telephone.  If you are a stockholder of record, you can vote by the Internet or telephone by following the instructions on your proxy card. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

• Proxy card or voting instruction card.  Be sure to complete, sign and date the card and return it in the postage-paid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors, the amendment to the 2005 Stock Plan and the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2007.

• In person at the annual meeting.  All stockholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the annual meeting.

Q:	How many votes are required to approve each proposal?

A:	The directors will be elected by a plurality of the shares voted. The amendment to the 2005 Stock Plan must be approved by an affirmative vote of a majority of the votes cast. The ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2007 must be approved by the affirmative vote of a majority of the outstanding shares of our common stock.

Withheld votes for directors, abstentions on the amendment to the 2005 Stock Plan and broker non-votes will have no effect on the voting calculations for the election of directors or the amendment to the 2005 Stock Plan. Abstentions and broker non-votes will count as a vote against the ratification of our independent registered public accounting firm.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the annual meeting by:

• Sending written notice of revocation to the Corporate Secretary of the Company;

• Submitting a new, proper proxy by the Internet, telephone or paper ballot after the date of the revoked proxy; or

• Attending the annual meeting and voting in person.

If you are a beneficial owner, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described above in the question “How do I vote?”

Q:	What if I don’t vote for a proposal?

A:	If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify. If you are a stockholder of record and make no specifications on your proxy card, your shares will be voted (i) FOR the director nominees, (ii) FOR the amendment to the 2005 Stock Plan, and (iii) FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2007. If you are a beneficial owner and don’t give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares with respect to “discretionary” items. The approval of the amendment to the 2005 Stock Plan is a “non-discretionary” item.

We expect no matter to be presented for action at the annual meeting other than the items described in this proxy statement. The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the meeting. The person named in the enclosed proxy intends to vote in accordance with his judgment on any matters that may properly come before the meeting.

Q:	Who pays for soliciting proxies?

A:	We will pay all expenses of soliciting proxies for the annual meeting. In addition to solicitations by mail, we retained Mellon Investor Services LLC to aid in the solicitation of proxies at an estimated fee of $9,000. We have also made arrangements for brokers and nominees to send proxy materials to their principals and, upon their request, we will reimburse them for their reasonable expenses in doing so. Certain of our representatives, who will receive no compensation for their services, may also solicit proxies by the Internet, telephone, telecopy, personal interview or other means.

Q:	When are stockholder proposals due for the 2008 annual meeting?

A:	If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, by December 31, 2007, and comply with applicable federal proxy rules.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The size of our Board has been fixed at five directors. Proxies cannot be voted for a greater number of persons. Our Nominating and Governance Committee has recommended the nomination of, and our Board has approved the re-election of Mr. John T. Mills, Mr. Charles O. Buckner, Mr. Ken R. LeSuer, Mr. Raymond L. Steele and Mr. David W. Sharp. Each of the nominees has previously been elected by our stockholders. The person named in the enclosed form of proxy intends to vote your proxy for the election of each of the Board’s nominees, unless you direct him to vote otherwise. If any of these nominees should decline or be unable to serve for any reason following the annual meeting, votes will instead be cast for a substitute nominee designated by our Board of Directors. The nominees have advised us that they will serve on the Board if elected.

Recommendation of the Board of Directors

Our Board of Directors has approved the nomination of and urges you to vote FOR the election of Messrs. Mills, Buckner, LeSuer, Steele and Sharp.

The following table provides you with certain information, as of April 13, 2007, about Messrs. Mills, Buckner, LeSuer, Steele and Sharp.

		Business Experience
Nominee	Age	and Other Directorships

John T. Mills	59	Mr. Mills has served on our Board of Directors since 2002 and as our Chairman of the Board since September 2004. Mr. Mills served as Chief Financial Officer of Marathon Oil Corporation from January 2002 until his retirement in December 2003. From September 1998 until December 2001, Mr. Mills served as Senior Vice President of Finance and Administration of Marathon Oil Corporation. Prior to joining Marathon Oil Corporation, Mr. Mills served as Vice President of Taxes of USX Corporation. Mr. Mills is a member of the board of directors and audit and compensation committees of CONSOL Energy Inc.
Charles O. Buckner	62	Mr. Buckner has served on our Board of Directors since 2003. He retired from Ernst & Young LLP in 2002 after 35 years of service in a variety of direct client services and administrative roles, including chairmanship of Ernst & Young’s United States energy practice. Mr. Buckner is a member of the board of directors and audit committee of Patterson-UTI Energy, Inc.
Ken R. LeSuer	71	Mr. LeSuer has served on our Board of Directors since 2003. He retired in January 1999 as Vice Chairman of Halliburton Company where he was employed for over 40 years. He served as President and Chief Executive Officer of Halliburton Energy Group, Vice President of International Operations, and president of three other operating units. Mr. LeSuer is a member of the board of directors of Particle Drilling Technologies, Inc.
Raymond L. Steele	71	Mr. Steele has served on our Board of Directors since July 2004. He retired in September 1993 as Executive Vice President of Pacholder Associates, Inc. where he was employed since August 1990. Previously, he was Executive Advisor at the Nickert Group from 1989 to 1990 and Vice President, Trust Officer and Chief Investment Officer of the Provident Bank from 1984 to 1988. He is a member of the board of directors and chairman of the audit committee of Neon Communications Group, Inc., formerly Globix Corporation, a member of the board of directors and the audit committee of American BankNote Corporation, and a member of the board of directors and chairman of the audit committee of Dynabazaar, Inc.

		Business Experience
Nominee	Age	and Other Directorships

David W. Sharp	53	Mr. Sharp has served on our Board of Directors and as our President and Chief Executive Officer since April 30, 2005. He served as Executive Vice President and our Chief Financial Officer from December 1997 through April 2005 and Vice President-Finance from October 1996 to November 1997. He held various accounting and finance positions from January 1995 to October 1996 with J. Ray McDermott, S.A. and with OPI International, Inc. from November 1990 to January 1995.

Board Meetings and Committees

Our Board of Directors has primary responsibility for directing our management and affairs. During 2006, our Board of Directors held six meetings. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees held during 2006 of which he was a member.

To provide for effective direction and management of our business, our Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board has affirmatively determined that all members of the Board of Directors, with the exception of Mr. Sharp who is a Company employee, meet the independence standards established by the Nasdaq Global Market and the SEC. The following tables provide you with information about our Audit, Compensation and Nominating and Governance Committees. Our Audit Committee held seven meetings in 2006. Our Compensation Committee held three meetings in 2006. Our Nominating and Governance Committee held four meetings in 2006.

Audit
Committee Members:	Functions of the Committee:

*Charles O. Buckner	• Selects, retains and terminates our independent registered public accounting firm
John T. Mills	• Reviews the scope of audits and pre-approves any non-audit services to be performed by our independent registered public accounting firm
Raymond L. Steele	• Reviews our financial statements and annual audit
• Exercises general oversight of the integrity and reliability of our accounting and financial reporting practices and the effectiveness of our system of internal controls

• Meets with our internal auditors and our independent registered public accounting firm to review their reported results, the accounting principles applied in financial reporting and assessment of internal controls

*	Chairman

The Board has determined that Messrs. Buckner, Mills and Steele qualify as audit committee financial experts.

Compensation
Committee Members:	Functions of the Committee:

*John T. Mills
• Evaluates the performance of our executive officers and, based on this evaluation, reviews and approves our executive compensation programs, including annual base salaries, annual incentive bonuses, long term incentives and/or perquisites

Charles O. Buckner	• Reviews, approves and administers all incentive and equity-based compensation plans under which common shares or other equity securities may be issued
Ken R. LeSuer	• Grants options and makes other awards under our incentive and equity-based compensation plans
• Monitors compliance by executive officers with the rules and guidelines of equity-based plans

• Approves prior to execution and reviews no less than annually the terms of all employment agreements and stand-alone consulting, non-competition, retirement, severance, termination or change-in-control agreements between us and any executive officer

*	Chairman

Nominating and Governance
Committee Members:	Functions of the Committee:

*Ken R. LeSuer	• Considers and recommends nominees to the Board of Directors for election as directors
John T. Mills	• Makes recommendations to the Board regarding committee member selection and Board committees
Raymond L. Steele	• Develops and recommends to the Board a set of corporate governance principles

*	Chairman

Our Audit, Compensation and Nominating and Governance Committees have each adopted a written charter outlining their responsibilities that was approved by the Board. The charter documents of the Audit, Compensation and Nominating and Governance Committee are currently available on the investor relations page of our website at www.horizonoffshore.com.

Nomination of Directors

Our Nominating and Governance Committee identifies potential nominees for director, other than potential nominees who are current directors standing for re-election, through business and other contacts. The committee will also consider director nominees recommended by our stockholders. Stockholders wishing to nominate a director may submit such nomination by sending written notice by mail, c/o Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042. The Corporate Secretary will forward your communication to the Nominating and Governance Committee for consideration.

Our Nominating and Governance Committee believes that nominees to our Board of Directors must meet the following minimum qualifications: The nominee must have achieved significant success in business or have extensive financial expertise, must be committed to representing the long-term interests of our stockholders, and must have high ethical and moral standards and integrity. The committee evaluates a potential nominee by considering whether he or she meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has experience and expertise that is relevant to our business, including any specialized business experience, technical expertise, or other specialized skills, and whether he or she has knowledge regarding issues affecting us;

•	whether the potential nominee is independent, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with our best interests and the best interests of our stockholders, and whether he or she is willing and able to represent the interests of all of our stockholders; and

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.

In addition, with respect to an incumbent director whom our Nominating and Governance Committee is considering as a potential nominee for re-election, the committee reviews and considers the incumbent director’s service to us during his term, including the number of meetings attended, level of participation, and overall contribution to the Board. There are no differences in the manner in which our Nominating and Governance Committee would evaluate nominees for director suggested by our stockholders.

We did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2007 annual meeting of stockholders. However, the committee may in the future choose to retain a professional search firm to identify potential nominees for director.

Stockholder Communications with the Board

We will forward all communications from stockholders and interested parties to the full Board, to non-management directors, to an individual director or to the chairman of the Board committee that is most closely related to the subject matter of the communication, except for the following types of communications:

•	communications that advocate that the Company engage in illegal activity;

•	communications that contain offensive or abusive content;

•	communications that have no relevance to the business or operations of the Company; and

•	mass mailings, solicitations and advertisements.

The Corporate Secretary will determine when a communication is not to be forwarded.

The Company’s acceptance and forwarding of communications to the directors does not imply that the directors owe or assume any fiduciary duties to persons submitting the communications.

Stockholders and interested parties who wish to do so may communicate directly with the Board, or specified individual directors, by writing to the following address: c/o Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Company’s Code of Ethics and Business Conduct, which is also available on the Company’s website at www.horizonoffshore.com.

Director Compensation

All directors who are not our employees currently receive an annual retainer of $35,000, plus $5,000 for serving on each Board committee, except that members of the Audit Committee receive $7,500. The chairman of each of our standing Board committees receives an additional $5,000 per year for his service, except that the chairman of the Audit Committee receives an additional $7,500. Each Board member receives $2,000 for each

Board meeting attended. We reimburse all directors for reasonable out of pocket expenses incurred in attending Board and committee meetings. As non-executive Chairman of the Board, Mr. Mills receives an annual retainer of $240,000 in lieu of receiving the retainers and attendance fees outlined above.

On April 12, 2006, we granted each non-employee director options to purchase 10,000 shares of our common stock at an exercise price of $27.00 per share. These options vested on April 12, 2007. No further stock options are intended to be granted to directors. On August 3, 2006, under the terms of the Horizon Offshore, Inc. 2006 Director Stock Plan (the “2006 Director Stock Plan”), we granted each non-employee director 5,000 shares of restricted stock which vest on May 23, 2007. We expect to issue $75,000 of restricted stock on May 24, 2007 to each non-employee director which will vest on the first anniversary of the date of issuance.

The following table sets forth information for 2006 concerning the compensation we paid to our non-employee directors for services rendered during the year ended December 31, 2006.

2006 Director Compensation

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)(1)	($)	($)	($)	($)

John T. Mills	$240,000	$46,750	$153,699	$—	$—	$—	$440,449
Charles O. Buckner	71,000	46,750	153,699	—	—	—	271,449
Ken R. LeSuer	63,500	46,750	153,699	—	—	—	263,949
Raymond L. Steele	54,750	46,750	153,699	—	—	—	255,199

(1)	Amounts reported represent the dollar amount recognized for financial statement reporting purposes during fiscal year 2006 in accordance with FAS 123(R) for restricted stock and option awards, as applicable. See the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the assumptions used to calculate these amounts. For 2006 restricted stock awards, amount is based on 5,000 shares issued at $22.44 on August 3, 2006. For 2006 option awards, amount is based on an option strike price of $27.00 granted on April 12, 2006, with a fair value of $21.25.

Executive Sessions; Meeting Attendance

Our Board has adopted a policy providing that the independent directors will meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. Each executive session is chaired by Mr. Mills.

Our Board has adopted a policy that recommends that all directors personally attend each annual and special meeting of our stockholders. At our 2006 annual meeting of stockholders held on August 2, 2006, all of our incumbent directors were in attendance.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO THE HORIZON OFFSHORE, INC.
2005 STOCK INCENTIVE PLAN

General

The Board believes that the Horizon Offshore, Inc. 2005 Stock Incentive Plan (the “2005 Stock Plan”) provides an effective means of attracting and retaining qualified key personnel, while enhancing their long-term focus on maximizing stockholder value. Through the 2005 Stock Plan, the Company can provide officers, directors and key personnel with a proprietary interest in the growth and performance of the Company, thereby stimulating individual performance while at the same time enhancing stockholder value. Awards available for issuance under the 2005

Stock Plan include stock options, restricted stock and other stock-based awards. As of April 13, 2007, there were approximately 500 individuals eligible for participation in the 2005 Stock Plan.

On April 13, 2007, the Board of Directors adopted an amendment and restatement of the 2005 Stock Plan, which is subject to the approval of the Company’s stockholders. The following is a summary of the material features of the amended and restated 2005 Stock Plan, including the amendment being submitted to stockholders for approval that is separately described below. This summary does not contain all the information about the amended and restated 2005 Stock Plan, and is qualified in its entirety by reference to the Horizon Offshore, Inc. Amended and Restated 2005 Stock Incentive Plan, which is attached to this proxy statement as Appendix A.

Description of Proposed Amendment

Pursuant to the terms of the 2005 Stock Plan, a total of 2,800,000 shares of our common stock are authorized to be issued under the 2005 Stock Plan, and no more than 1,400,000 shares may be issued as restricted stock or other stock-based awards. As of April 13, 2007, there were 1,360,778 shares remaining available for issuance under the 2005 Stock Plan, representing approximately 4.2% of the outstanding shares of our common stock, and only 778 of these shares may be issued as restricted stock or another stock-based award. In addition, 130,000 shares remain available for issuance under the Company’s 2006 Director Stock Plan, which shares are issuable only to non-employee directors of the Company as set forth in the plan.

In order to enhance the Company’s ability to structure incentive arrangements that attract, retain and motivate key personnel in a manner that is tied to the interests of stockholders, the Compensation Committee believes it must have the flexibility to award restricted stock and other stock-based awards in addition to options with the shares remaining available for grant under the 2005 Stock Plan, and asks the stockholders to approve an amendment to the 2005 Stock Plan to eliminate the share limit applicable to grants of restricted stock and other stock-based awards. If the amendment is approved, the 1,360,778 shares remaining available for issuance, as that number may increase or decrease from time to time as awards are granted, canceled, forfeited, etc., will be available for the grant of any award permitted by the 2005 Stock Plan. The Compensation Committee believes that as amended, the 2005 Stock Plan should provide sufficient shares available for issuance to satisfy the Company’s incentive grant practices for at least the next four years.

Terms of the Amended and Restated Plan

Administration of the Plan.  Our Compensation Committee administers the 2005 Stock Plan and has authority to make awards under the 2005 Stock Plan, to set the terms of the awards, to interpret the 2005 Stock Plan, to establish any rules or regulations relating to the 2005 Stock Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for proper administration of the 2005 Stock Plan. Subject to the limitations specified in the 2005 Stock Plan, our Compensation Committee may delegate its authority to our Chief Executive Officer and his designees. References to powers of our Compensation Committee in this section below will be deemed to include references to officers or managers exercising such powers under delegated authority.

Eligibility.  Our officers (including officers who are also directors), employees, consultants and advisors are eligible to receive awards (“Incentives”) under the 2005 Stock Plan when designated as 2005 Stock Plan participants. In addition, the 2005 Stock Plan also provides for the grant of options to our non-employee directors (“Outside Directors”) as described further below. We currently have approximately 13 officers and approximately 500 employees eligible to receive Incentives under the 2005 Stock Plan. Incentives under the 2005 Stock Plan may be granted in any one or a combination of the following forms:

•	incentive stock options under Section 422 of the Internal Revenue Code (the “Code”);

•	non-qualified stock options;

•	restricted stock;

•	restricted stock units;

•	stock-settled stock appreciation rights; and

•	other stock-based awards

Shares Issuable Through the 2005 Stock Plan.  A total of 2,800,000 shares of our common stock may still be issued under the 2005 Stock Plan, of which only 1,360,778 remain available for grant as of April 13, 2007. As of April 13, 2007, there were options outstanding under our incentive compensation plans to acquire approximately 79,290 shares at an average exercise price of $105.92 per share. The closing sales price of our common stock, as quoted on the Nasdaq Global Market on April 13, 2007, was $15.26.

Limitations and Adjustments to Shares Issuable Through the 2005 Stock Plan.  Incentives relating to no more than 300,000 shares of our common stock may be granted to a single participant in any calendar year.

For purposes of determining the maximum number of shares of our common stock available for delivery under the 2005 Stock Plan, shares of our common stock that are not delivered because an Incentive is forfeited, canceled or settled in cash will not be deemed to have been delivered under the 2005 Stock Plan. No more than 200,000 shares of our common stock that may be issued through the 2005 Stock Plan may be delivered upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code.

Proportionate adjustments will be made to all of the share limitations provided in the 2005 Stock Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the shares of our common stock, and the terms of any Incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event. If we merge, consolidate, sell all of our assets or dissolve without causing a change of control of our company as described below, then each participant will be entitled to receive upon exercise or payout of an Incentive granted before the transaction (i) in lieu of shares of our common stock previously issuable thereunder, the number and class of shares of stock to which the participant would have been entitled if the participant was a stockholder at the time of the transaction or (ii) in lieu of payments based on our common stock, payments based on any formula that our Compensation Committee determines to be equitable.

No Incentives may be granted under the 2005 Stock Plan later than ten years after the date of its approval by the stockholders.

Amendments to the 2005 Stock Plan.  Our Board may amend or discontinue the 2005 Stock Plan at any time. However, our stockholders must approve any amendment that would:

•	materially increase the benefits accruing to participants under the 2005 Stock Plan;

•	increase the number of shares of our common stock that may be issued under the 2005 Stock Plan;

•	materially expand the classes of persons eligible to participate in the 2005 Stock Plan;

•	materially expand the types of awards available for grant under the 2005 Stock Plan;

•	authorize grants of Incentives after ten years after the date of its approval by the stockholders;

•	materially change the method of determining the exercise price of options or the base price of stock appreciation rights; or

•	permit the repricing of an option or stock appreciation right.

Subject to certain exceptions, no amendment or discontinuance of the 2005 Stock Plan may materially impair any previously granted Incentive without the consent of the recipient.

Types of Incentives.  Each of the types of Incentives that may be granted under the 2005 Stock Plan is described below:

Stock Options.  Our Compensation Committee may grant non-qualified stock options or incentive stock options to purchase shares of our common stock. Our Compensation Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of our common stock on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition transaction. The term of an option will also be determined by our Compensation Committee, but may in no event exceed ten years. Our Compensation Committee may accelerate the exercisability of any stock option at any time. As noted above, the Compensation Committee may not, without the prior approval of our stockholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then current fair market value of a share of our common stock, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another Incentive, a cash payment or shares of our common stock, unless approved by our stockholders. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

The option exercise price may be paid in cash; by check; in shares of our common stock, subject to certain limitations; through a “cashless” exercise arrangement with a broker approved in advance by us; or in any other manner authorized by our Compensation Committee.

Restricted Stock.  Shares of our common stock may be granted by our Compensation Committee and made subject to restrictions on sale, pledge or other transfer by the recipient for a certain period (the restricted period). Except for shares of restricted stock that vest based on the attainment of performance goals, the restricted period must be a minimum of three years, with incremental vesting of portions of the award over the three-year period permitted. If vesting of the shares is subject to the attainment of specified performance goals, the restricted period must be at least one year, with incremental vesting of portions of the award allowed. All shares of restricted stock will be subject to such restrictions as our Compensation Committee may provide in an agreement with the participant, including provisions which may obligate the participant to forfeit or resell the shares to us in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the 2005 Stock Plan, a participant receiving restricted stock shall have all of the rights of a stockholder as to such shares.

Restricted Stock Units.  Restricted stock units may be granted by our Compensation Committee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the restricted period). A restricted stock unit represents the right to receive from us on the scheduled vesting date or other specified payment date one share of our common stock. Restricted stock units are subject to the same minimum vesting requirements described above for restricted stock. All restricted stock units will be subject to such restrictions as our Compensation Committee may provide in an agreement with the participant, including provisions which may obligate the participant to forfeit or resell the units to us in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the 2005 Stock Plan, a participant receiving restricted stock units shall have no rights of a stockholder as to such units until such time as shares of our common stock are issued to the participant.

Stock-Settled Stock Appreciation Rights.  A stock-settled stock appreciation right is a right to receive, without payment, a number of shares of our common stock determined by dividing the product of the number of shares of our common stock as to which the stock appreciation right is exercised and the amount of the appreciation in such shares by the fair market value of a share of our common stock on the date of exercise of the right. Our Compensation Committee will determine the base price used to measure share appreciation and the number and term of stock appreciation rights, provided that the term of a stock appreciation right may not exceed ten years. Our Compensation Committee may accelerate the exercisability of any stock appreciation right at any time. The 2005 Stock Plan restricts decreases in the base price and certain exchanges of stock appreciation rights on terms similar to the restrictions summarized above for options.

Other Stock-Based Awards.  The 2005 Stock Plan also permits our Compensation Committee to grant participants awards of shares of our common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of our common stock (other stock-based awards). Our Compensation Committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. Other stock-based awards are subject to the same minimum vesting requirements described above for restricted stock and restricted stock units.

Performance-Based Compensation Under Section 162(m).  Stock options and stock appreciation rights granted in accordance with the terms of the 2005 Stock Plan will qualify as performance-based compensation under Section 162(m). Grants of any restricted stock, restricted stock units or other stock-based awards that we intend to qualify as performance-based compensation under Section 162(m) must be made subject to the achievement of pre-established performance goals. The pre-established performance goals will be based upon any or a combination of the following criteria relating to us or one or more of our subsidiaries: return on equity, cash flow, assets or investment; stockholder return; changes in revenues, operating income, cash flow, cash provided by operating activities, earnings or earnings per share; customer satisfaction or an economic value added measure. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by our Compensation Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. Performance measurements may be adjusted as specified under the 2005 Stock Plan to exclude the effects of non-recurring transactions or changes in accounting standards.

Our Compensation Committee has authority to use different targets from time to time with respect to the performance goals provided in the 2005 Stock Plan. The regulations under Section 162(m) require that the material terms of the performance goals be reapproved by our stockholders every five years. To qualify as performance-based compensation, grants of restricted stock, restricted stock units and other stock-based awards will be required to satisfy the other applicable requirements of Section 162(m).

Termination of Employment.  If an employee participant ceases to be our employee for any reason, including death, disability, early retirement or normal retirement, the employee’s outstanding Incentives may be exercised or shall expire at such time or times as may be determined by our Compensation Committee and described in the employee’s Incentive agreement.

Change of Control.  In the event of a change of control of our company, as defined in the 2005 Stock Plan, all Incentives will become fully vested and exercisable, all restrictions or limitations on any Incentives will lapse and, unless otherwise provided in the Incentive agreement, all performance criteria and other conditions relating to the payment of Incentives will generally be deemed to be achieved.

In addition to the foregoing, upon a change of control our Compensation Committee will have the authority to take a variety of actions regarding outstanding Incentives. Within certain time periods and under certain conditions, the Compensation Committee may (i) require that all outstanding Incentives remain exercisable only for a limited time, after which time all such Incentives will terminate, (ii) require the surrender to us of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal in value to the per-share change of control value, calculated as described in the 2005 Stock Plan, over the exercise or base price, (iii) make any equitable adjustments to outstanding Incentives as our Compensation Committee deems necessary to reflect the corporate change or (iv) provide that an Incentive shall become an Incentive relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control transaction if the participant had been a stockholder.

Transferability of Incentives.  The Incentives awarded under the 2005 Stock Plan may not be transferred except

•	by will;

•	by the laws of descent and distribution;

•	pursuant to a domestic relations order; or

•	in the case of stock options only, if permitted by our Compensation Committee and if so provided in the stock option agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the participant or immediate family members.

Payment of Withholding Taxes.  We may withhold from any payments or stock issuances under the 2005 Stock Plan, or collect as a condition of payment, any taxes required by law to be withheld. If permitted under the participant’s Incentive agreement, the participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of our common stock or to have us withhold, from the shares the participant would otherwise receive, shares of our common stock, in each case having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined and is subject to our Compensation Committee’s right of disapproval.

Purchase of Incentives.  Our Compensation Committee may approve the purchase by us of an unexercised or unvested Incentive from the holder by mutual agreement.

Grants to Outside Directors.  The 2005 Stock Plan permits the grant each year to each Outside Director of options to acquire up to 10,000 shares of our common stock; however, in connection with the adoption of the 2006 Director Stock Plan, options will no longer be granted to Outside Directors pursuant to the 2005 Stock Plan.

Federal Income Tax Consequences

The federal income tax consequences related to the issuance of the different types of Incentives that may be awarded under the 2005 Stock Plan are discussed below. Participants who are granted Incentives under the 2005 Stock Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Stock Options.  Under existing federal income tax provisions, a participant who is granted a stock option normally will not realize any income, nor will we normally receive any deduction for federal income tax purposes, in the year the option is granted.

When a non-qualified stock option granted pursuant to the 2005 Stock Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares of our common stock acquired and the aggregate fair market value of the shares of our common stock acquired on the exercise date, and we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. We will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares of our common stock received upon exercise before the expiration of the holding periods.

If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

Restricted Stock.  Unless the participant who is granted restricted stock makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and we will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares of our common stock as of that date (less any amount paid for the shares of our common stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. If the participant files an election under Section 83(b) of the Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Stock Units.  A participant will not be deemed to have received taxable income upon the grant of restricted stock units. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares of our common stock to a participant with respect to restricted stock units, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m) of the Code. The basis of the shares of our common stock received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.

Stock-Settled Stock Appreciation Rights.  Generally, a participant who is granted a stock-settled stock appreciation right under the 2005 Stock Plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the fair market value of the stock received on the day it is received. In general, there are no federal income tax deductions allowed to us upon the grant or termination of stock-settled stock appreciation rights. Upon the exercise of the stock-settled stock appreciation right, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise.

Other Stock-Based Awards.  Generally, a participant who is granted an other stock-based award under the 2005 Stock Plan will recognize ordinary income at the time the shares of our common stock associated with the award are received in an amount equal to the excess of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is non-vested (meaning the employee is required to work for a period of time in order to have the right to sell the stock) when it is received under the 2005 Stock Plan and the participant has not elected otherwise under Section 83(b) of the Code, the participant generally will not recognize income until the stock becomes vested, at which time the participant will recognize ordinary income equal to the excess of the fair market value of the stock on the date it becomes vested over any amount paid by the participant in exchange for the stock.

In the case of other stock-based awards that take the form of our unfunded and unsecured promise to issue shares of our common stock at a future date, the grant of this type of award is not a taxable event to the participant because it constitutes an unfunded and unsecured promise to issue shares of our common stock at a future date. Once this type of award vests and the participant receives the shares of our common stock, the tax rules discussed in the previous paragraph will apply to receipt of such shares. If such an award constitutes non-qualified deferred compensation under Section 409A of the Code, it will be required to be structured to comply with Section 409A to avoid the imposition on the participant of penalties and interest.

If a participant receives the cash equivalent of shares of our common stock (in lieu of actually receiving shares of our common stock), the participant will recognize ordinary income at the time of the receipt of such cash in the amount of the cash received.

In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).

Tax Consequences of a Change of Control.  If, upon a change of control of our company, the exercisability, vesting or payout of an Incentive is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Incentives over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, such employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing discussion summarizes the federal income tax consequences of Incentives that may be granted under the 2005 Stock Plan based on current provisions of the Code, which are subject to change. This discussion also assumes that the Incentives will not be deemed deferred compensation under Section 409A of the Code or will be structured to comply with the requirements of Section 409A of the Code. This summary does not cover any foreign, state or local tax consequences of Incentives.

Awards To Be Granted

Grants of awards under the 2005 Stock Plan will be made in the future by the Compensation Committee as necessary to attract and retain key personnel.

Equity Compensation Plan Information

The following table provides information about our shares of common stock authorized for issuance under our equity compensation plans as of December 31, 2006.

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to be	Weighted-Average	Equity Compensation Plans
	Issued Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))(1)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	88,539	$116.25	1,874,931
Equity compensation plans not approved by security holders	—	—	—
Total	88,539	$116.25	1,874,931

(1)	As of December 31, 2006, of the shares remaining available for issuance under our equity compensation plans, no more than 313,057 shares could be issued as restricted stock or other stock-based awards (which awards are valued in whole or in part on the value of the shares of common stock).

From December 31, 2006 through April 13, 2007, options to purchase 9,249 shares of our common stock were forfeited under previously existing stock plans and are no longer available for grant.

On March 15, 2007, the Compensation Committee granted 312,279 shares of restricted stock pursuant to the 2006 Compensation Plan, which is described under “Executive Officer Compensation — Compensation Discussion and Analysis.” Following these grants, the number of shares available for grant under the 2005 Stock Plan was reduced to 1,360,778 shares, of which only 778 may be granted as restricted stock or other stock-based awards.

Recommendation of the Board of Directors

Our Board of Directors urges you to vote FOR the proposal to approve the amendment to the 2005 Stock Plan.

PROPOSAL NO. 3

RATIFICATION OF THE SELECTION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our 2006 financial statements were audited by Grant Thornton LLP, an independent registered public accounting firm. The Audit Committee of our Board of Directors has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and our Board is submitting that appointment to our stockholders for ratification at the 2007 annual meeting.

Representatives of Grant Thornton LLP are expected to be at the meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire to do so. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the selection of the independent registered public accounting firm.

Recommendation of the Board of Directors

Our Board of Directors urges you to vote FOR the proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm.

VOTING SHARE OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS

Common Stock Ownership of Principal Stockholders

The following table sets forth information about persons or groups, based on information contained in Schedules 13G filed with the SEC, reflecting beneficial ownership of more than 5% of our outstanding common stock.

		Percent
	No. of	of
Name and Address of Beneficial Owner	Shares	Class

JPMorgan Chase & Co.(1)	2,448,599	7.5%
270 Park Avenue New York, NY 10017
Cumberland Associates LLC(2)	2,233,937	6.9%
1114 Avenue of the Americas New York, NY 10036

(1)	In its Schedule 13G filed February 12, 2007, JPMorgan Chase & Co. reported that as of December 29, 2006 it was the beneficial owner and had sole voting and dispositive power with respect to 2,448,599 shares.

(2)	In its Schedule 13G filed March 19, 2007, Cumberland Associates LLC reported that as of March 5, 2007 it had sole voting and dispositive power with respect to 1,845,134 shares and shared voting and dispositive power with respect to the 388,803 shares.

Common Stock Ownership of Management

The following table provides you with information, as of April 13, 2007, regarding beneficial ownership of our common stock by each of our directors and executive officers and all of our directors and executive officers as a group. All information set forth in the following table is based on the most recent information filed by our officers or directors with the SEC. Unless otherwise indicated, all shares are held with sole voting and investment power.

		No. of Shares
		Acquirable
	No. of	Through	Percent of
Name of Beneficial Owner(1)	Shares(2)	Stock Options	Class

David W. Sharp	193,647	—	*
Ronald D. Mogel	20,436	—	*
George G. Reuter	158,362	—	*
William B. Gibbens, III	162,135	—	*
John T. Mills	7,200	10,800	*
Charles O. Buckner	5,000	10,800	*
Ken R. LeSuer	5,000	11,000	*
Raymond L. Steele	5,000	10,400	*
All executive officers and directors as a group (8 persons)	556,780	43,000	1.8%

*	Less than 1%.

(1)	The address for the directors and executive officers is 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

(2)	Excludes shares subject to options that will be exercisable within 60 days of April 13, 2007, which shares are set forth separately in the next column.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Objectives

Philosophy.  The Compensation Committee believes that the interests of stockholders are best served when compensation is aligned with financial and operating performance. Our company-wide compensation policy is generally performance-based. Therefore, the Compensation Committee has adopted a compensation program that provides a competitive base salary and encourages exceptional performance through meaningful incentive awards which are tied to performance. The Compensation Committee believes that executive compensation policies should be reviewed annually when the financial results of each fiscal year become available. The policies should be reviewed in light of their consistency with financial performance, the Company’s business plan and its position within its industry, as well as the compensation policies of similar companies in our business sector. The compensation of individual executives is reviewed annually by the Compensation Committee. As part of this process, the Compensation Committee evaluates executive officer performance and measures this performance against stated objectives in order to determine whether to approve the payment of annual bonuses, and, if so, the amount of each such bonus. Base salaries are targeted at the 75th percentile of salaries for competitive levels at similar companies in the oil and gas sector and are adjusted to recognize varying levels of responsibility and individual performance.

Benchmarking.  The Compensation Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the oil and gas sector. We reviewed the cash and equity compensation practices of six publicly held companies in the oil and gas sector. These companies were chosen for inclusion in the study based on certain business characteristics similar to ours, including revenues and market capitalization. The data reviewed was used primarily to ensure that base salary levels of our executive officers and that our executive compensation program, as a whole, was competitive with these companies. In addition to benchmarking studies, the Compensation Committee has historically taken into account input from other sources, including input from other independent members of the board of directors and publicly available data relating to the compensation practices and policies of other companies within and outside of our sector. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.

Use of Outside Consultants

The Compensation Committee did not engage outside consultants in determining or recommending the amount or form of executive and director compensation for 2006. For 2007, our Board of Directors has retained the services of Vivient Consulting, Inc., an executive compensation specialist. The Compensation Committee will utilize this third-party specialist in connection with the establishment of new cash and equity compensation initiatives and the administration of the executive compensation program.

Role of Executives

When reviewing individual performance of executive officers of the Company, the Compensation Committee also takes into account the recommendations of the Company’s Chief Executive Officer (the “CEO”). The CEO assists in the development of compensation programs for executives and other employees of the Company. The CEO also provides recommendations of base salary compensation to be paid to the other executive officers.

Design

The Compensation Committee’s executive compensation programs are designed to provide an effective means of attracting and retaining qualified key personnel while promoting the creation of stockholder value. Although the Compensation Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, our executives’ compensation packages have more recently reflected an increased focus on performance and equity-based compensation, as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation are the most important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting and retaining high-quality executives.

Elements

There are three elements in the Company’s executive compensation program, all determined by individual and corporate performance:

•	Base salary compensation

•	Annual incentive compensation

•	Equity incentive awards

In addition, the compensation program is comprised of various benefits, including medical and insurance plans and the Horizon Offshore 401(k) Plan, all of which are generally available to all employees of the Company. The compensation program also provides perquisites to the executive officers including memberships to country clubs. For our CEO, the compensation package includes an incremental life insurance policy.

We have also entered into employment agreements with our executive officers, and the compensation paid to these officers largely is determined by the terms of their respective employment agreements. See “Executive Employment Agreements” below. Although these employment agreements generally require us to pay severance compensation if these executive officers are terminated under certain circumstances and limit our flexibility to adjust the compensation paid to these officers, we believe we derive substantial value from these arrangements from having non-competition provisions with these executive officers.

Base Salary Compensation.  Base salaries for executive officers are targeted at competitive market levels for their respective positions, levels of responsibility and experience and are an essential element of a competitive compensation program to attract and retain qualified executives.

The base salaries paid to our executive officers primarily reflect the complexity and responsibility of each executive officer position. Our CEO was elected to his current position in April 2005, following an interview process which included internal and external candidates. This process and detailed discussions with these candidates provided a basis for our former chief restructuring officer to recommend to the Compensation Committee a base salary for our CEO. Additionally, during this restructuring and through our recapitalization in 2005, a group of stockholders involved in our recapitalization owned a majority of the outstanding common stock of Horizon. In connection with our recapitalization, this group of stockholders, our Compensation Committee and we negotiated our CEO’s, and our other executive officers’, current employment agreements.

In 2006, the Compensation Committee reviewed the salaries for our executive officers and, except our CEO, increased the annual salary for these executive officers based on individual performance, our positive overall financial results, and increases in general levels of compensation for executives at comparable companies. The base salaries of these executive officers was increased to $245,000 for our chief financial officer, $300,000 for our chief operating officer, and $285,000 for our general counsel. Pursuant to his employment agreement, our CEO’s base salary was increased 4% to $457,600 on the anniversary of his employment agreement, July 6, 2006. Additionally, in March 2007, the Compensation Committee increased the salaries of our executive officers, except our CEO, based on our strong financial performance for 2006 and increases in general levels of compensation for executives in our sector. The base salaries of our chief financial officer, our chief operating officer and our general counsel were increased to $270,000, $325,000, and $300,000, respectively.

Annual Incentive Compensation.  The Compensation Committee authorizes performance-based bonuses for our executive officers. The purpose of these performance-based bonuses is to provide incentive for, motivate and retain executive officers for achievement of goals related to both our performance and the individual’s performance. The Compensation Committee, in its sole discretion, determines the amount and award of such bonuses based on both the individual’s achievement and our achievement of objectives set each year by the individual and the Board of Directors.

At the beginning of fiscal year 2006, the Compensation Committee established a target cash bonus for executive officers based on the results of our operations, specifically, the amount by which our net income for fiscal year 2006 exceeded a net income goal and the achievement of stated employee and subcontractor safety goals. Our Compensation Committee established the performance goals for our executive officers and key employees for fiscal year 2006 under the 2006 Incentive Compensation Plan (the “2006 Compensation Plan”). The 2006 Compensation Plan included a cash component and a restricted stock component that was issued pursuant to the 2005 Stock Plan, as amended.

Based on our achievement of our stated financial and operational goals, our CEO was paid a cash bonus of 150% of his base salary and our other executive officers were paid cash bonuses of 100% of their respective base salaries, under the 2006 Compensation Plan and the terms of their respective employment agreements.

Equity Incentive Awards.  Long-term incentive compensation, in the form of stock options and restricted stock, allows the executive officers to share in any appreciation in the value of the Company’s common stock. The Board of Directors believes that stock option and restricted stock participation aligns executive officers’ interests with those of the Company’s stockholders. Stock options granted under the Company’s 2005 Stock Plan will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and generally become exercisable in three equal annual installments. Restricted stock awards granted to executive officers under the Company’s 2005 Stock Plan are evidenced by a restricted stock agreement and the executive must be employed on a date generally three years from the date of grant for the restrictions on these awards to fully lapse, and the restricted stock to fully vest.

The equity incentive compensation component of our 2006 Compensation Plan, which was paid in the form of restricted stock, was established by the Compensation Committee to provide a fully competitive compensation package that is linked to the attainment of our short-term goals. At the beginning of fiscal year 2006, the

Compensation Committee established a target equity bonus for executive officers based on the results of our operations, specifically, the amount by which our net income for fiscal year 2006 exceeded a net income goal.

Based on our achievement of our stated financial and operational goals, and pursuant to the 2006 Compensation Plan, our CEO was issued 61,828 shares of restricted stock at a closing price of $13.49 on March 15, 2007 and our chief financial officer, our chief operating officer and our general counsel, each named executive officers, were awarded 22,084 and 26,943 and 25,596, shares of restricted stock, respectively, at a closing price of $13.49 on March 15, 2007. Because we did not have enough restricted stock available for issuance under our 2005 Stock Plan, we will pay cash in lieu of restricted stock for a portion of the executive officers incentive plan compensation on the same vesting schedule as would have applied to the restricted stock. Our CEO will be paid $145,692, and our chief financial officer, our chief operating officer and our general counsel will be paid $51,802 and $64,752 and $61,514, respectively.

There were no grants of stock options or restricted stock to our executive officers during 2006. We do not presently intend to grant stock options as equity incentive awards in 2007.

All outstanding awards under the 2005 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of the company, as defined in the plans.

Position Regarding Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for federal income tax purposes of $1.0 million for compensation paid to their chief executive officer and the four other highest compensated executive officers determined at the end of each year.

Performance-based compensation that meets certain requirements, including stockholder approval, is excluded from this limitation under Section 162(m). In general, compensation qualifies as performance-based compensation under Section 162(m) if (1) it is conditioned on the achievement of one or more pre-established, objective performance goals, (2) such goal or goals are established by a committee of the board of directors consisting solely of two or more independent directors and (3) the material terms of the performance goals under which the compensation is payable are disclosed to, and subsequently approved by, the corporation’s stockholders prior to payment. Compensation actions may not in every instance qualify for tax deductibility under Section 162(m) or other favorable tax treatment to us.

Short term awards described above are designed to meet these requirements so that we can continue to deduct the related expenses.

Executive Employment Agreements

We have entered into employment agreements with each of our executive officers. The terms of such agreements primarily reflect the complexity and responsibility of each executive officer position. The agreements establish the minimum base salary for each officer during the term of the agreement.

On July 6, 2005, we entered into an employment agreement with David W. Sharp, our President and Chief Executive Officer. Mr. Sharp’s employment agreement provides for a term expiring on December 31, 2008. Mr. Sharp’s base salary is reviewed annually and he is entitled to a minimum 4% annual increase on the anniversary date of the employment agreement. At December 31, 2006, Mr. Sharp’s salary was $457,600. Mr. Sharp’s employment term automatically extends for an additional year unless, within 90 days prior to December 31, 2008 or any subsequent anniversary thereof, either Mr. Sharp or we give written notice to the other of an election not to extend the term. Mr. Sharp will be eligible to earn an annual incentive bonus based on pre-established goals determined by our Compensation Committee and set out in writing.

On July 6, 2005, we entered into an employment agreement with Ronald D. Mogel, our Vice President and Chief Financial Officer. Mr. Mogel’s employment agreement provides for a term expiring on December 31, 2008. Effective April 1, 2007, Mr. Mogel’s salary was increased to $270,000. Mr. Mogel’s employment term automatically extends for an additional year unless, within 90 days prior to December 31, 2008 or any subsequent anniversary thereof, either Mr. Mogel or we give written notice to the other of an election not to extend the term. In addition, Mr. Mogel will be eligible to earn an annual incentive bonus based on pre-established goals determined by our Compensation Committee and set out in writing.

On July 6, 2005, we entered into an employment agreement with George G. Reuter, our Executive Vice President and Chief Operating Officer. Mr. Reuter’s employment agreement provides for a term expiring on December 31, 2008. Effective April 1, 2007, Mr. Reuter’s salary was increased to $325,000. Mr. Reuter’s employment term automatically extends for an additional year unless, within 90 days prior to December 31, 2008 or any subsequent anniversary thereof, either Mr. Reuter or we give written notice to the other of an election not to extend the term. In addition, Mr. Reuter will be eligible to earn an annual incentive bonus based on pre-established goals determined by our Compensation Committee and set out in writing.

On July 6, 2005, we entered into an employment agreement with Mr. William B. Gibbens, III, our Executive Vice President, Secretary and General Counsel. Mr. Gibbens’ employment agreement provides for a term expiring on December 31, 2008. Effective April 1, 2007, Mr. Gibbens’ salary was increased to $300,000. Mr. Gibbens’ employment term automatically extends for an additional year unless, within 90 days prior to December 31, 2008 or any subsequent anniversary thereof, either Mr. Gibbens or we give written notice to the other of an election not to extend the term. In addition, Mr. Gibbens will be eligible to earn an annual incentive bonus based on pre-established goals determined by our Compensation Committee and set out in writing.

If we terminate Messrs. Sharp’s, Mogel’s, Reuter’s or Gibbens’ employment under his respective employment agreement within 180 days of certain defined change in control events other than for disability or cause, as defined in the agreement, or if any of them terminates his employment following the defined change of control events as a result of either not having a position of equivalent or greater capacity than executive officer, or having his place of employment being transferred outside the Houston metropolitan area, he is entitled to: (i) a lump sum payment equal to two times his annual base salary at the time of termination and the average of all bonuses paid or payable annually to him for the preceding three fiscal years; (ii) receive for a period of two years from the date of termination life, health, accident and disability insurance; and (iii) acceleration of all unvested equity awards. If we terminate any of Messrs. Sharp’s, Mogel’s, Reuter’s or Gibbens’ employment under his respective employment agreement other than for disability or cause, as defined in the agreement, or he terminates his agreement as a result of being assigned to or given any capacity, position or duties of lesser authority than that of an executive officer of our company and such termination does not occur within 180 days of certain defined change in control events, he is entitled to: (i) a lump sum payment equal to the amount of his annual base salary that otherwise would have been paid to him had he remained employed through the term of the agreement; (ii) receive life, health, accident and disability insurance for such period; and (iii) acceleration of all unvested equity awards.

Each of Messrs. Sharp’s, Mogel’s, Reuter’s and Gibbens’ employment agreements contain agreements that restrict them from using or disclosing confidential information and from competing with us in specified geographic areas during his employment and for one year after the termination of his employment. In addition, in the event payments or benefits to any of Messrs. Sharp, Mogel, Reuter or Gibbens are subject to excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to him an additional amount so that the net amount retained by him after deduction of any excise tax, together with any interest or penalties, shall be equal to the value of such payments or benefits.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” for 2006 with management of the Company. Based on that review and discussion, we recommend to the Board that the “Compensation Discussion and Analysis” be included in the Company’s proxy statement for the 2007 annual meeting of stockholders, and also incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Compensation Committee

John T. Mills	Charles O. Buckner	Ken R. LeSuer

Summary of Executive Officer Compensation

The following table sets forth information for 2006 concerning the compensation of our Chief Executive Officer and our Chief Financial Officer and each of our other executive officers for services rendered during that fiscal year. Each named executive officer was serving as executive officer at the end of the last completed fiscal year.

Summary Compensation Table

									Change
									in
									Pension
									Value
									and Non-
							Non-Equity		Qualified
				Stock	Option		Incentive Plan		Compensation	All Other
		Salary	Bonus	Awards	Awards		Compensation		Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)		($)		($)	($)(2)	($)

David W. Sharp	2006	$448,540	$—	$1,674,805	$2,074	(3)	$832,092	(4)	$—	$19,339	$2,976,850
President and Chief Executive Officer
Ronald D. Mogel	2006	$240,000	$—	$297,913	$355	(3)	$296,802	(4)	$—	$7,591	$842,661
Vice President and Chief Financial Officer
George G. Reuter	2006	$295,833	$—	$1,204,206	$592	(3)	$364,752	(4)	$—	$42,502	$1,907,885
Executive Vice President and Chief Operating Officer
William B. Gibbens, III	2006	$280,167	$—	$1,186,035	$1,777	(3)	$346,514	(4)	$—	$10,258	$1,824,751
Executive Vice President and General Counsel

(1)	Amounts reported represent the dollar amount recognized for financial statement reporting purposes during fiscal year 2006 in accordance with FAS 123(R) for restricted stock and option awards, as applicable. See the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the assumptions used to calculate these amounts.

(2)	Comprised of (i) matching contributions to our 401(k) Plan (ii) premiums that we paid on term life insurance policies that we maintain for these executive officers for which we are not the named beneficiary, and (iii) perquisites and other personal benefits paid to such executive officer:

				Country Club	Total
		401(k) Plan	Life Insurance	Fees	All Other
Name	Year	Contributions	Premiums	and Dues	Compensation

Mr. Sharp	2006	$5,300	$4,942	$9,097	$19,339
Mr. Mogel	2006	6,429	1,162	—	7,591
Mr. Reuter	2006	5,625	1,028	35,849	42,502
Mr. Gibbens	2006	4,511	1,833	3,914	10,258

(3)	All of the outstanding options for each respective executive officer were voluntarily surrendered during 2006.

(4)	Includes unvested cash awards granted under the 2006 Compensation Plan, which awards will vest as follows:

	Payable on	Payable on	Payable on
Name	March 15, 2008	March 15, 2009	March 15, 2010

Mr. Sharp	$87,416	$29,138	$29,138
Mr. Mogel	31,082	10,360	10,360
Mr. Reuter	38,852	12,950	12,950
Mr. Gibbens	36,908	12,303	12,303

Grants of Plan-Based Awards

The following table presents additional information regarding stock awards, as well as non-equity incentive plan awards granted to our executive officers for the year ended December 31, 2006.

Grants of Plan-Based Awards For Fiscal 2006

		Estimated Possible
		Payouts Under	All Other
		Non-Equity	Stock Awards:
		Incentive Plan	Number of	Grant Date Fair
		Awards(1)	Shares of	Value of Stock
Name	Grant Date	Target	Stock(2)	Awards

David W. Sharp		$660,000
	March 15, 2007		61,828	$834,060
Ronald D. Mogel		$230,000
	March 15, 2007		22,084	$297,913
George G. Reuter		$300,000
	March 15, 2007		26,943	$363,461
William B. Gibbens, III		$285,000
	March 15, 2007		25,596	$345,290

(1)	The amounts shown reflect possible cash payments under our 2006 Compensation Plan, under which the executive officers were eligible to receive a cash bonus based on a target percentage of base salary in effect at year end. The amounts actually paid to the executive officers for 2006 pursuant to this plan are reflected in the “Summary Compensation Table” herein. Please see “Executive Officer Compensation — Compensation Discussion and Analysis — Annual Incentive Compensation” for more information regarding this plan and the related performance measures.

(2)	The shares of restricted stock were granted in connection with our 2006 Compensation Plan, and were issued under our 2005 Stock Plan. Please see “Executive Officer Compensation — Compensation Discussion and Analysis — Annual Incentive Compensation” for more information regarding this plan and the restricted stock grants. The restricted stock vests as set forth below:

	Total Restricted	Vesting on	Vesting on	Vesting on	Vesting on
Name	Stock Award	March 15, 2007	March 15, 2008	March 15, 2009	March 15, 2010

Mr. Sharp	61,828	36,314	15,309	5,103	5,102
Mr. Mogel	22,084	12,962	5,474	1,824	1,824
Mr. Reuter	26,943	15,872	6,643	2,214	2,214
Mr. Gibbens	25,596	15,078	6,311	2,104	2,103

Outstanding Equity Awards as of December 31, 2006

The following table shows all outstanding shares of restricted stock held by each of our executive officers as of December 31, 2006. The market value of shares of restricted stock that have not vested was determined using the closing price of our common stock as of December 29, 2006 of $16.30. None of our executive officers held stock options as of December 31, 2006.

Outstanding Equity Awards Table as of December 31, 2006

Stock Awards
			Equity Incentive	Equity Incentive
			Plan Awards:	Plan Awards:
			Number of	Market or Payout
	Number		Unearned	of Unearned
	of Shares or	Market Value	Shares, Units or	Shares, Units or
	Units of Stock	of Shares or	Other Rights	Other Rights
	that have not	Units of Stock that	that have not	that have not
	Vested	have not Vested	Vested	Vested
Name	(#)(1)	($)	(#)	($)

David W. Sharp	125,330	$2,042,879	—	$—
Ronald D. Mogel	—	—	—	—
George G. Reuter	125,330	2,042,879	—	—
William B. Gibbens, III	125,330	2,042,879	—	—

(1)	Vesting of the restricted stock is as follows (amounts in shares):

	Vesting on	Vesting on
Name	July 6, 2007	July 6, 2008

Mr. Sharp	62,665	62,665
Mr. Reuter	62,665	62,665
Mr. Gibbens	62,665	62,665

Option Exercises and Stock Vested

The following table shows all shares acquired and amounts received by each of our executive officers upon the vesting of restricted stock during the year ended December 31, 2006. None of our executive officers exercised stock options during the year ended December 31, 2006.

Option Exercises and Stock Vested Table During the Year Ended December 31, 2006

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
	Vesting	Vesting
Name	(#)	($)(1)

David W. Sharp	62,664	$1,394,274
Ronald D. Mogel	—	—
George G. Reuter	62,664	1,394,274
William B. Gibbens, III	62,664	1,394,274

(1)	Represents the value realized upon vesting determined by multiplying the number of shares of common stock acquired upon vesting by the market value of our common stock on the vesting date.

Other Potential Post-Employment Payments

The following table shows the estimated potential post-employment amounts that each of our executive officers would be entitled to if his employment was terminated as a result of his death or disability. The amounts are based upon the executive officer’s annual base salary at December 31, 2006, amounts payable under annual incentive bonuses that have been earned but not paid as of the date of termination and the value of accelerated equity awards.

	Annual Base		Value of
	Salary	Annual	Accelerated
	Through	Incentive	Equity
Name	Termination	Bonus	Awards	Total

David W. Sharp	$—	$343,200	$2,042,879	$2,386,079
Ronald D. Mogel	—	122,500	—	122,500
George G. Reuter	—	150,000	2,042,879	2,192,879
William B. Gibbens, III	—	142,500	2,042,879	2,185,379

The following table shows the estimated potential post-employment amounts that each of our executive officers would be entitled to if his employment was terminated within 180 days of certain defined change of control events by the Company or the executive if he either doesn’t have an equivalent or greater capacity, position or duties or is transferred outside the Houston metropolitan area following the change of control. The amounts are based upon the executive officer’s annual base salary at December 31, 2006, the average of all bonuses paid or payable annually to him for the fiscal years 2004, 2005 and 2006, the current rates at December 31, 2006 for life, health, accident and disability insurance and the value of accelerated equity awards as of December 31, 2006. In addition, in the event payments or benefits to any of Messrs. Sharp, Mogel, Reuter or Gibbens are subject to excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to him an additional amount so that the net amount retained by him after deduction of any excise tax, together with any interest or penalties, shall be equal to the value of such payments or benefits.

	Estimated
	Lump Sum	Estimated
	Benefit	Insurance	Value of
	Payment for	Cost	Accelerated
	Base Salary	for two	Equity
Name	and Bonus	Fiscal Years	Awards	Tax Gross-Ups	Total

David W. Sharp	$3,283,834	$27,270	$2,042,879	$1,336,053	$6,690,036
Ronald D. Mogel	1,072,310	29,201	—	245,697	1,347,208
George G. Reuter	2,086,676	28,780	2,042,879	1,039,569	5,197,904
William B. Gibbens, III	2,019,736	20,174	2,042,879	1,012,906	5,095,695

The following table shows the estimated potential post-employment amounts that each of our executive officers would be entitled to if we terminated his employment under his respective employment agreement without cause or he terminates his agreement as a result of being assigned to or given any capacity, position or duties of lesser authority than that of an executive officer of our company and such termination does not occur within 180 days of certain defined change in control events. The amounts are based upon the executive officer’s annual base salary at December 31, 2006 (increased by four percent (4%) per annum for the remainder of the term of the employment agreement for Mr. Sharp, our Chief Executive Officer), the current rates at December 31, 2006 for life, health, accident and disability insurance and the value of accelerated equity awards.

		Estimated
		Insurance
	Estimated	Cost for
	Salary	Remaining	Value of
	Lump Sum	Term of	Accelerated
	Benefit	Employment	Equity
Name	Payment	Agreement	Awards	Total

David W. Sharp	$952,174	$27,270	$2,042,879	$3,022,323
Ronald D. Mogel	490,000	29,201	—	519,201
George G. Reuter	600,000	28,780	2,042,879	2,671,659
William B. Gibbens, III	570,000	20,174	2,042,879	2,633,053

If our executive officers are terminated for cause, as defined in the agreement, they will not receive any post-employment payments. Post-employment payments under expiration of the executive employment agreements are not applicable as of December 31, 2006.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are Messrs. Mills, Buckner and LeSuer. No member of our Compensation Committee served as an officer or employee of our company or any of our subsidiaries prior to or while serving on our Compensation Committee. In 2006, none of our executive officers served as a director or member of the compensation committee of another entity, any of whose executive officers served on our Board of Directors or on our Compensation Committee.

AUDIT COMMITTEE REPORT

Our Audit Committee is comprised of three members of our Board of Directors, Messrs. Mills, Buckner and Steele, and operates under a written charter adopted by our Board of Directors. Each member of the committee meets our current Audit Committee independence standards established by the Nasdaq Global Market and the SEC.

Management has the primary responsibility for the company’s systems of internal controls and the overall financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes. Our Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the company’s financial statements.

In fulfilling its responsibilities under its charter during 2006, our Audit Committee reviewed and discussed the company’s audited financial statements with management, which has the primary responsibility for the financial statements, and the company’s independent registered public accounting firm for its most recently-completed fiscal year, Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The discussions included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures. Our Audit Committee also reviewed all fees paid to the independent registered public accounting firm and has considered whether the rendering of non-audit services is compatible with maintaining the independence of Grant Thornton LLP. These fees are described immediately following this report.

Our Audit Committee reviewed with Grant Thornton LLP the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees). In addition, our Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the Independence

Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with Grant Thornton LLP their independence from the company.

Based on the review and discussions stated above, and subject to the limitations on the role and responsibilities of our Audit Committee referred to in its charter, our Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2006.

The Audit Committee

Charles O. Buckner	John T. Mills	Raymond L. Steele

Principal Accountant Fees and Services

The following table lists the aggregate fees and costs billed by Grant Thornton LLP (Grant Thornton) to us for the 2005 and 2006 services identified below:

	Amount Billed
	2005		2006

Audit Fees	$660,400		$899,363
Audit-Related Fees	33,600	(1)	36,750	(1)
Tax Fees(2)	—		—
All Other Fees(2)	—		—

Total	$694,000		$936,113

(1)	This amount reflects audit fees for our 401(k) plan.

(2)	Grant Thornton did not provide us with any tax services or other services.

Audit Committee Pre-Approval Policy

All of the services performed by our independent registered public accounting firm in 2006 were pre-approved by the Audit Committee. Any requests for audit, audit-related, tax and other services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings.

CERTAIN TRANSACTIONS

In August 1998, we entered into a master services agreement with Odyssea Marine, Inc. (Odyssea), an entity wholly-owned by Elliott Associates, L.P. and Elliott International, L.P. (collectively, the Elliott Companies), to charter certain marine vessels on an as-needed basis from Odyssea. Prior to an underwritten public offering of our common stock in June 2006, the Elliott Companies beneficially owned approximately 33% of our outstanding common stock. In connection with the underwritten public offering, the Elliott Companies sold an aggregate of 5,265,499 shares of our common stock. Based on their SEC filings, the Elliott Companies are no longer 5% beneficial owners of our common stock. During 2006, Odyssea billed us $26.6 million for services rendered under the master services agreement. As of December 31, 2006, we owed Odyssea $6.4 million for charter services.

During 2006, we issued additional notes for paid-in kind interest on our 8% Subordinated Notes to the Elliott Associates, L.P. of $0.4 million. As of December 31, 2006, Elliott Associates, L.P. held approximately $4.9 million of the remaining $13.9 million of outstanding 8% Subordinated Notes.

Prior to the underwritten public offering, Lloyd I. Miller and related interests (the “Miller Interests”) beneficially owned approximately 17% of our outstanding common stock. In connection with the underwritten public offering, the Miller Interests sold an aggregate of 2,271,990 shares of our common stock. Based on their SEC filings, the Miller Interests are no longer 5% beneficial holders of our outstanding common stock.

During 2006, we issued additional notes for paid-in kind interest on our 8% Subordinated Notes to certain of the Miller Interests of $0.3 million. As of December 31, 2006, certain of the Miller Interests held approximately $3.7 million of the remaining $13.9 million of outstanding 8% Subordinated Notes.

In connection with the underwritten public offering of our common stock in June 2006, we sold 2,000,000 shares and the selling stockholders sold 7,775,000 shares at $20.53 per share. We incurred and paid a total of $0.4 million in offering costs, excluding underwriting discounts and commissions, a portion of which can be indirectly associated with the sale of the Elliott Companies shares and the Miller Interests shares that were also sold in the underwritten public offering.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2006, and written representations from certain reporting persons that no Forms 5 were required, we reasonably believe, that all required reports were timely filed other than the late filing due to a clerical error on Mr. Sharp’s behalf to reflect a transfer from the Company’s 401(k) plan in February 2006.

By Order of the Board of Directors

William B. Gibbens, III
Secretary

Houston, Texas
April 24, 2007

Appendix A

HORIZON OFFSHORE, INC.
2005 STOCK INCENTIVE PLAN

(as amended and restated as of May 23, 2007)

1. Purpose.  The purpose of the 2005 Stock Incentive Plan (this “Plan”) of Horizon Offshore, Inc. (“Horizon”) is to increase stockholder value and to advance the interests of Horizon and its subsidiaries (collectively, the “Company”) by furnishing a variety of equity incentives (the “Incentives”) designed to attract, retain and motivate officers, employees, directors, consultants and advisors and to strengthen the mutuality of interests between such persons and Horizon’s stockholders. Incentives may consist of options to purchase shares of Horizon’s common stock (the “Common Stock”), stock appreciation rights, shares of restricted stock, restricted stock units or other stock-based awards, the value of which is based upon the value of the Common Stock, all on terms determined under this Plan. As used in this Plan, the term “subsidiary” means any corporation, limited liability company or other entity of which Horizon owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests or other equity interests issued thereby.

2. Administration.

2.1 Composition.  This Plan shall be administered by the compensation committee of the Board of Directors of Horizon, or by a subcommittee of the compensation committee. The committee or subcommittee that administers this Plan shall hereinafter be referred to as the “Committee.” The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”), or any successor rule, and (b) qualify as an “outside director” under Section 162(m) of the Code and the regulations thereunder (collectively, “Section 162(m)”).

2.2 Authority.  The Committee shall have authority to award Incentives under this Plan, to interpret this Plan, to establish any rules or regulations relating to this Plan that it determines to be appropriate, to enter into agreements with or provide notices to participants as to the terms of the Incentives (the “Incentive Agreements”) and to make any other determination that it believes necessary or advisable for the proper administration of this Plan. Its decisions concerning matters relating to this Plan shall be final, conclusive and binding on the Company and participants. The Committee may delegate its authority hereunder to the extent provided in Section 3.

3. Eligible Participants.  Employees and officers of the Company (including officers who also serve as directors of the Company) and consultants and advisors to the Company shall become eligible to receive Incentives under this Plan when designated by the Committee. Employees may be designated individually or by groups or categories, as the Committee deems appropriate. With respect to participants not subject to Section 16 of the 1934 Act or Section 162(m), (i) the Committee may delegate to the chief executive officer of Horizon its authority to designate participants, to determine the type, size and terms of the Incentives to be received by these participants, to determine any performance objectives for these participants and to approve or authorize the form of Incentive Agreement governing such Incentives and (ii) following any grants of Incentives pursuant to such delegated authority, the chief executive officer of Horizon or any officer designated by him may exercise any powers of the Committee under this Plan to accelerate vesting or exercise periods, to terminate restricted periods, to waive compliance with specified provisions or to otherwise make determinations contemplated hereunder with respect to such Incentives; provided, however, that in no event may (A) the chief executive officer grant stock options at an exercise price less than the Fair Market Value of a share of Common Stock on the later of the date of grant or the date the participant commences employment with the Company, unless otherwise determined by the Committee (subject to the limitations in Section 5.1), (B) any person other than the Committee make any of the determinations set forth in Section 4.5, 11.11 or Section 11.12, or (C) any person take any action that the Committee lacks the authority to take hereunder. Directors who are not also employees of the Company (“Outside Directors”) may participate in the Plan only as specifically provided in Section 12 hereof.

4. Shares Subject to this Plan.  The shares of Common Stock with respect to which Incentives may be granted under this Plan shall be subject to the following:

4.1 Type of Common Stock.  The shares of Common Stock with respect to which Incentives may be granted under this Plan may be currently authorized but unissued shares or shares currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

4.2 Maximum Number of Shares.  Subject to the other provisions of this Section 4, the maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under this Plan shall be 2,800,000 shares of Common Stock.

4.3 Share Counting.  To the extent any shares of Common Stock covered by an Incentive are not delivered to a participant or beneficiary because the Incentive is forfeited or canceled, or the shares of Common Stock are not delivered because the Incentive is paid or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under Section 4.2 or 4.4(c). In the event that shares of Common Stock are issued as Incentives and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired Shares may again be issued under this Plan. All shares to which a stock appreciation right relates (not only the net shares) shall be counted against the shares issuable through the Plan, except as otherwise provided above.

4.4 Limitations on Number of Shares.  Subject to Section 4.5, the following additional limitations are imposed under this Plan:

(a) The maximum number of shares of Common Stock that may be issued upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 200,000 shares.

(b) The maximum number of shares of Common Stock that may be covered by Incentives granted under this Plan to any one individual during any one calendar-year period shall be 300,000.

(c) If, after shares have been earned under an Incentive, the delivery is deferred, any additional shares attributable to dividends paid during the deferral period shall be disregarded for purposes of the limitations of this Section 4.

4.5 Adjustment.

(a) In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Plan and the number of shares of Common Stock subject to outstanding Incentives shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including adjustments to the exercise price of any option or the base price of any stock appreciation right and any per share performance objectives of any Incentive in order to provide participants with the same relative rights before and after such adjustment.

(b) If the Company merges, consolidates, sells all of its assets or dissolves and such transaction is not a Change of Control, as defined in Section 11.12 (each of the foregoing a “Fundamental Change”), then thereafter upon any exercise or payout of an Incentive theretofore granted the participant shall be entitled to receive (i) in lieu of shares of Common Stock previously issuable thereunder, the number and class of shares of stock and securities to which the participant would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the participant had been the holder of record of the number of shares of Common Stock subject to such Incentive or (ii) in lieu of payments based upon Common Stock previously payable thereunder, payments based on any formula that the Committee determines to be equitable in order to provide participants with substantially equivalent rights before and after the Fundamental Change. In the event any such Fundamental Change causes a change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee in its sole discretion, whose determination shall be conclusive.

5. Stock Options.  The Committee may grant incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

5.1 Price.  The exercise price per share shall be determined by the Committee, subject to adjustment under Section 4.5; provided that in no event shall the exercise price be less than the Fair Market Value (as defined below) of a share of Common Stock on the date of grant, except in the case of a stock option granted in assumption of or in substitution for an outstanding award of a company acquired by the Company or with which the Company combines.

5.2 Number.  The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to the limitations and adjustments provided in Section 4.

5.3 Duration and Time for Exercise.  Subject to earlier termination as provided in Sections 11.4 and 11.12, the term of each stock option shall be determined by the Committee, but may not exceed ten years. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee. The Committee may accelerate the exercisability of any stock option at any time.

5.4 Conditions to Exercise.  The Committee may, in its discretion, provide that a stock option cannot be exercised unless one or more performance goals are achieved, including any of those specified in Section 10.

5.5 Manner of Exercise.

(a) A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by tender of the full purchase price for such shares, which may be paid or satisfied by (i) cash; (ii) check; (iii) delivery of shares of Common Stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised and, unless otherwise determined by the Committee, shall have been held by the optionee for at least six months; (iv) delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (v) in such other manner as may be authorized from time to time by the Committee; or (vi) any combination of the preceding, equal in value to the full amount of the exercise price; provided that all such payments shall be made or denominated in United States dollars.

(b) Notice under the preceding paragraph may be delivered by telecopy, electronic mail or any similar form of transmission, provided that the exercise price of such shares is received by the Company via wire transfer or other means on or before the day such transmission is received by the Company. The notice shall specify the manner in which the certificates for such shares are to be delivered.

(c) An option to purchase shares of Common Stock in accordance with this Plan shall be deemed to have been exercised immediately prior to the close of business on the first business date on which the Company has received both (i) written notice of such exercise and (ii) payment in full of the exercise price for the number of shares for which options are being exercised.

(d) In the case of delivery of an uncertified check, no shares shall be issued until the check has been paid in full.

(e) Prior to the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a stockholder.

5.6 Repricing.  Except for adjustments pursuant to Section 4.5 or actions taken by the Committee pursuant to Section 11.12(c), unless approved by the stockholders of the Company, (a) the exercise price for any outstanding option granted under this Plan may not be decreased after the date of grant and (b) an outstanding option that has been granted under this Plan may not, as of any date that such option has an exercise price that is greater than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for anything of value, including the grant of a new option with a lower exercise price, another Incentive, a cash payment or Common Stock.

5.7 Incentive Stock Options.  Notwithstanding anything in this Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options.

(a) Any incentive stock option authorized under this Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options;

(b) All incentive stock options must be granted within ten years from the date on which this Plan was adopted by the Board of Directors;

(c) No incentive stock option shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the corporation that employs such participant or its parent or subsidiary corporation; and

(d) The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000. To the extent that such limitation is exceeded, such options shall not be treated, for federal income tax purposes, as incentive stock options.

6. Restricted Stock.

6.1 Grant of Restricted Stock.  An award of restricted stock may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of this Plan. To the extent restricted stock is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 10 and meet the additional requirements by imposed by Section 162(m).

6.2 Restricted Period.  At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted (the “Restricted Period”). Each award of restricted stock may have a different Restricted Period. A Restricted Period of at least three years is required for each award of restricted stock, except that if vesting of the shares is subject to the attainment of specified performance goals, the Restricted Period may be one year or more. Incremental periodic vesting of portions of the award during the Restricted Period is permitted. Unless otherwise provided in the Incentive Agreement, the Committee may in its discretion declare the Restricted Period terminated upon a participant’s death, disability, retirement or other termination by the Company and permit the sale or transfer of the restricted stock. The expiration of the Restricted Period shall also occur as provided under Section 11.12 upon a Change of Control.

6.3 Escrow.  The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it is subject to the terms and conditions (including conditions of forfeiture) contained in the Horizon Offshore, Inc. 2005 Incentive Stock Plan (the “Plan”) and an agreement entered into between the registered owner and Horizon Offshore, Inc. thereunder. Copies of this Plan and the agreement are on file and available for inspection at the principal office of the Company.

6.4 Dividends on Restricted Stock.  Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

6.5 Forfeiture.  In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 4.5 due to a recapitalization, stock split or other change in capitalization described therein.

6.6 Expiration of Restricted Period.  Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the applicable Incentive Agreement or at such earlier time as provided for in Section 6.2, the restrictions applicable to the restricted stock shall lapse and a stock certificate for the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends other than those required by law, to the participant or the participant’s estate, as the case may be.

6.7 Rights as a Stockholder.  Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a stockholder with respect to shares of Common Stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including the right to vote such shares.

7. Restricted Stock Units.

7.1 Grant of Restricted Stock Units.  A restricted stock unit, or RSU, represents the right to receive from the Company on the scheduled vesting date or other specified payment date for such RSU, one share of Common Stock. An award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of this Plan. To the extent an award of restricted stock units is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 10 and meet the additional requirements imposed by Section 162(m).

7.2 Vesting Period.  At the time an award of restricted stock units is made, the Committee shall establish a period of time during which the restricted stock units shall vest (the “Vesting Period”). Each award of restricted stock units may have a different Vesting Period. Except as provided in Section 4.4(c), a Vesting Period of at least three years is required, except that if vesting of the RSUs is subject to the attainment of specified performance goals, the Vesting Period may be one year or more. Incremental periodic vesting of portions of the award during the Vesting Period is permitted. The acceleration of the expiration of the Vesting Period shall occur as provided under Section 11.12(b) upon a Change of Control of the Company and may also occur as provided under Section 11.4 in the event of termination of employment under the circumstances provided in the Incentive Agreement.

7.3 Dividend Equivalent Accounts.  Subject to the terms and conditions of this Plan and the applicable Incentive Agreement, as well as any procedures established by the Committee, prior to the expiration of the applicable Vesting Period of an RSU granted to a participant hereunder, the Company shall establish an account for the participant and deposit into that account any securities, cash or other property comprising any dividend or property distribution with respect to the shares of Common Stock underlying the RSU. The participant shall have no rights to the amounts or other property in such account until the applicable RSU vests.

7.4 Rights as a Stockholder.  Each participant receiving restricted stock units shall have no rights as a stockholder with respect to such restricted stock units until such time as shares of Common Stock are issued to the participant.

8. Stock-Settled Stock Appreciation Rights.

8.1 Grant of Stock-Settled Stock Appreciation Rights.  A stock-settled stock appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares of Common Stock, the number of which is determined pursuant to the formula set forth in Section 8.5. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions provided in this Section 8:

8.2 Number.  Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 4.5.

8.3 Duration.  The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of 10 years. The Committee may in its discretion accelerate the exercisability of any SAR at any time in its discretion.

8.4 Exercise.  A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “Exercise Date.” The Company shall, within 30 days of an Exercise Date, deliver to the exercising holder certificates for the shares of Common Stock to which the holder is entitled pursuant to Section 8.5

8.5 Payment.  The number of shares of Common Stock which shall be issuable upon the exercise of a SAR shall be determined by dividing:

(a) the number of shares of Common Stock as to which the SAR is exercised, multiplied by the amount of the appreciation in each such share (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of the Common Stock subject to the SAR on the business day preceding the Exercise Date exceeds the “Base Price,” which is an amount, not less than the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Section 4.5); by

(b) the Fair Market Value of a share of Common Stock on the Exercise Date.

8.6 No Fractional Shares.  No fractional shares of Common Stock shall be issued upon the exercise of a SAR. In lieu thereof, the holder of a SAR shall be entitled to purchase the portion necessary to make a whole share at its Fair Market Value on the Exercise Date.

8.7 Repricing.  Except for adjustments pursuant to Section 4.5 or actions permitted to be taken by the Committee pursuant to Section 11.12(c), unless approved by the stockholders of the Company, (a) the Base Price for any outstanding SAR granted under this Plan may not be decreased after the date of grant and (b) an outstanding SAR that has been granted under this Plan may not, as of any date that such SAR has a per share Base Price that is greater than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for anything of value, including the grant of a new SAR with a lower Base Price, another Incentive, a cash payment or Common Stock.

9. Other Stock-Based Awards.

9.1 Grant of Other Stock-Based Awards.  Subject to the limitations described in Section 9.2, the Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of awards, other than options, restricted stock, restricted stock units or SARs provided for in Sections 5 through 8, the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a stockholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 10 and meet the additional requirements imposed by Section 162(m).

9.2 Vesting Terms.  Except as otherwise provided in Section 4.4(c), other Stock-Based Awards granted under this Section 9 shall be subject to a vesting period of at least three years, except that if vesting of the award is subject to the attainment of specified performance goals, a minimum vesting period of one year is allowed. Incremental periodic vesting of portions of the award over the required vesting period is permitted.

10. Section 162(m) Awards.  To the extent that shares of restricted stock, restricted stock units or Other Stock-Based Awards granted under the Plan are intended to qualify as “performance-based compensation” under Section 162(m), the vesting, grant or payment of such awards shall be conditioned on the achievement of one or more performance goals and must satisfy the other requirements of Section 162(m). The performance goals pursuant to which such awards shall vest, be granted or be paid out shall be any or a combination of the following performance measures applied to the Company or one or more of its divisions, subsidiaries or lines of business: return on equity, cash flow, assets or investment; stockholder return; changes in revenues, operating income, cash flow, cash provided by operating activities, earnings before interest, taxes and/or depreciation, earnings or earnings per share; customer growth; customer satisfaction or an economic value added measure. The performance goals may be subject to such adjustments as are specified in advance by the Committee, including adjustments made pursuant to written guidelines that are approved or confirmed in advance by the Committee. For any performance period, the performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years.

11. General.

11.1 Duration.  No Incentives may be granted under the Plan later than ten years after the date of its approval by the Company’s stockholders; provided, however, that Incentives granted prior to such date shall remain in effect until (a) all such Incentives granted under this Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of this Plan or the applicable Incentive Agreement and (b) all restrictions imposed on shares of Common Stock in connection with their issuance under this Plan have lapsed.

11.2 Transferability of Incentives.

(a) No Incentive granted hereunder may be transferred, pledged, assigned or otherwise encumbered by the holder thereof except:

(i) by will;

(ii) by the laws of descent and distribution; or

(iii) pursuant to a domestic relations order, as defined in the Code; or

(iv) in the case of stock options only, if permitted by the Committee and so provided in the Incentive Agreement, (A) to Immediate Family Members (as defined below), (B) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (C) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (D) to a trust for the sole benefit of the participant and/or Immediate Family Members. “Immediate Family Members” means the spouse and natural or adopted children or grandchildren of the participant and their respective spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a non-qualified stock option.

(b) No such transfer of any Incentive under Section 11.2(a) shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of this Plan and the applicable Incentive Agreement.

(c) Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Incentive, or levy of attachment or similar process upon the Incentive not specifically permitted herein, shall be null and void and without effect.

11.3 Dividend Equivalents.  In the sole and complete discretion of the Committee, an Incentive may provide the holder thereof with dividends or dividend equivalents, payable in cash, shares, other securities or other property on a current or deferred basis.

11.4 Effect of Termination of Employment or Death.  In the event that a participant ceases to be an employee of the Company for any reason, including death, disability, early retirement or normal retirement, any outstanding Incentives then held by such participant may be exercised, may vest or may expire at such times or in such manner as is set forth in the Incentive Agreement. In its discretion, the Committee may resolve any questions under this Plan or any Incentive Agreement as to whether and when there has been a termination of employment and the cause or nature of such termination.

11.5 Additional Conditions.  Anything in this Plan to the contrary notwithstanding:

(a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and

(b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

11.6 Incentive Agreements.  An Incentive under this Plan shall be subject to such terms and conditions, not inconsistent with this Plan, as the Committee may, in its sole discretion, prescribe and set forth in the Incentive Agreement. Such terms and conditions may provide for the forfeiture of an Incentive or the gain associated with an Incentive under certain circumstances to be set forth in the Incentive Agreement, including if the participant competes with the Company or engages in other activities that are harmful to the Company. In connection with all grants of Incentives under this Plan, the Committee shall authorize and approve a form of Incentive Agreement governing the terms and conditions of such Incentive that apply to all similarly-situated award recipients, and cause the Company to prepare an individual agreement with or notice to each award recipient that reflects the actual number of shares of Common Stock to which the Incentive of such recipient relates. A copy of such document shall be provided to each such award recipient, and the Committee may, but need not, require that such award recipient duly execute and deliver to the Company a copy of such document as a condition precedent to the effectiveness of the grant of the Incentive. Such document is referred to in this Plan as an “Incentive Agreement” regardless of whether a participant’s signature is required.

11.7 Withholding.

(a) The Company shall have the right to withhold from any payments or stock issuances under this Plan, or to collect as a condition of payment, any taxes required by law to be withheld.

(b) If so provided in the applicable Incentive Agreement, a participant will have the right to satisfy his or her withholding tax obligation in whole or in part by electing (an “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold from the shares the participant otherwise would receive shares of Common Stock having a value equal to the minimum amount required to be withheld, with the value of the shares to be delivered or withheld being based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld is determined (the “Tax Date”). Each Election must be made prior to the Tax Date. Notwithstanding anything to the contrary in this Plan or any Incentive Agreement, the Committee may disapprove of any Election or suspend or terminate the right to make Elections.

11.8 No Continued Employment.  No participant under this Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

11.9 Deferral Permitted.  Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive Agreement. Payment may be deferred at the option of the participant if provided in the Incentive Agreement.

11.10 Amendment or Discontinuance of this Plan.  The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

(a) without the approval of the stockholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through this Plan, (ii) materially increase the benefits accruing to participants under this Plan, (iii) materially expand the classes of persons eligible to participate in this Plan, (iv) materially expand the types of awards available for grant under the Plan, (v) amend Section 11.1 to permit grants of Incentives hereunder later than ten years after the date this Plan is approved by the Company’s stockholders, (vi) materially change the method of determining the Base price of options or the Base Price of SARs, or (vii) amend Section 5.6 or 8.7 to permit repricing of options or SARs, respectively, or

(b) materially impair, without the consent of the recipient, an Incentive previously granted, except (i) as otherwise provided in Section 11.16 and (ii) that the Company retains all rights to take action under Section 11.12 and to include in Incentive Agreements provisions authorizing the Committee in its discretion to cancel unvested or unexercisable Incentives.

11.11 Definition of Fair Market Value.  Whenever the “Fair Market Value” of Common Stock or some other specified security must be determined for purposes of this Plan, it shall be determined as follows: (i) if the Common Stock or other security is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share thereof on such exchange or quotation system on the applicable date or, if shares are not traded on such day, on the next preceding trading date, (ii) if the Common Stock or other security is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date or, if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock or other security is not regularly quoted, the fair market value of a share thereof on the applicable date as established by the Committee in good faith.

11.12 Change of Control.

(a) Unless otherwise provided in the Incentive Agreement, a Change of Control shall mean:

(i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the Common Stock or 50% or more of the combined voting power of Horizon’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following transactions and acquisitions shall not constitute a Change of Control:

(A) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 11.12(a)(ii) hereof) of Common Stock directly from the Company,

(B) any acquisition of Common Stock by the Company,

(C) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(D) any acquisition of Common Stock by any Person who as of the date this Plan is approved by the Company’s stockholders holds any of the Company’s Series B Mandatorily Convertible Preferred Stock or their respective affiliates,

(E) any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 11.12(a)(ii) hereof; or

(ii) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of Horizon) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination, the individuals and entities who were the beneficial owners of Horizon’s outstanding Common Stock and Horizon’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof; or

(iii) approval by the stockholders of Horizon of a complete liquidation or dissolution of Horizon.

For purposes of this Section 11.12, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(b) Upon a Change of Control of the type described in clause (a)(i) of this Section 11.12 or upon the approval by the Board of Directors of Horizon of any Change of Control of the type described in clause (a)(ii) or (a)(iii) of this Section 11.12, all outstanding Incentives granted pursuant to this Plan shall automatically become fully vested and exercisable, all restrictions or limitations on any Incentives shall automatically lapse and, unless otherwise provided in the Incentive Agreement, all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved at the target level without the necessity of action by any person.

(c) No later than 30 days after a Change of Control of the type described in subsection (a)(i) of this Section 11.12 and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections (a)(ii) or (a)(iii) of this Section 11.12, the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual participants and which may vary among Incentives held by any individual participant; provided, however, that no such action may be taken if it would result in the imposition of a penalty on the participant under Section 409A of the Code as a result thereof:

(i) require that all outstanding options, SARs or Other Stock-Based Awards be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options, SARs and Other Stock-Based Awards and all rights of participants thereunder shall terminate,

(ii) make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control and provide participants with substantially equivalent rights before and after such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

(iii) provide for mandatory conversion or exchange of some or all of the outstanding options, SARs, restricted stock units or Other Stock-Based Awards held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such Incentives shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option, SAR, restricted stock unit or Other Stock-Based Award, as defined and calculated below, over the per share exercise price or base price of such Incentive or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

(iv) provide that thereafter, upon any exercise or payment of an Incentive that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Incentive, in lieu of the number of shares of Common Stock then covered by such Incentive, the number and class of shares of stock or other securities or property (including cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such Incentive.

(d) For the purposes of conversions or exchanges under paragraph (iii) of Section 11.12(c), the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:

(i) the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

(ii) the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place, or

(iii) in all other events, the fair market value of a share of Common Stock, as determined by the Committee as of the time determined by the Committee to be immediately prior to the effective time of the conversion or exchange.

(e) In the event that the consideration offered to stockholders of Horizon in any transaction described in this Section 11.12 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

11.13 Repurchase.  Upon approval of the Committee, the Company may repurchase all or a portion of a previously granted Incentive from a participant by mutual agreement by payment to the participant of cash or Common Stock or a combination thereof with a value equal to the value of the Incentive determined in good faith by the Committee; provided, however, that in no event will this section be construed to grant the Committee the power to take any action in violation of Section 5.6 or 8.7.

11.14 Liability.

(a) Neither Horizon, its affiliates or any of their respective directors or officers shall be liable to any participant relating to the participant’s failure to (i) realize any anticipated benefit under an Incentive due to the failure to satisfy any applicable conditions to vesting, payment or settlement, including the failure to attain performance goals or to satisfy the conditions specified in Section 11.5 or (ii) realize any anticipated tax benefit or consequence due to changes in applicable law, the particular circumstances of the participant, or any other reason.

(b) No member of the Committee (or officer of the Company exercising delegated authority of the Committee under Section 3 thereof) will be liable for any action or determination made in good faith with respect to this Plan or any Incentive.

11.15 Interpretation.

(a) Unless the context otherwise requires, (i) all references to Sections are to Sections of this Plan, (ii) the term “including” means including without limitation, (iii) all references to any particular Incentive Agreement shall be deemed to include any amendments thereto or restatements thereof, and (iv) all references to any particular statute shall be deemed to include any amendment, restatement or re-enactment thereof or any statute or regulation substituted therefore.

(b) The titles and subtitles used in this Plan or any Incentive Agreement are used for convenience only and are not to be considered in construing or interpreting this Plan or the Incentive Agreement.

(c) All pronouns contained in this Plan or any Incentive Agreement, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identities of the parties may require.

(d) Whenever any provision of this Plan authorizes the Committee to take action or make determinations with respect to outstanding Incentives that have been granted or awarded by the chief executive officer of Horizon under Section 3(i) hereof, each such reference to “Committee” shall be deemed to include a reference to any officer of the Company that has delegated administrative authority under Section 3(ii) of this Plan (subject to the limitations of such section).

11.16 Compliance with Section 409A.  It is the intent of the Company that this Plan comply with the requirements of Section 409A of the Code with respect to any Incentives that constitute non-qualified deferred compensation under Section 409A and the Company intends to operate the Plan in compliance with Section 409A and the Department of Treasury’s guidance or regulations promulgated thereunder. If the Committee grants any Incentives or takes any other action that would, either immediately or upon vesting or payment of the Incentive, inadvertently result in the imposition of a penalty on a participant under Section 409A of the Code, then the Company, in its discretion, may, to the maximum extent permitted by law, unilaterally rescind ab initio, sever, amend or otherwise modify the grant or action (or any provision of the Incentive) in such manner necessary for the penalty to be inapplicable or reduced.

12. Stock Options for Outside Directors

12.1 Grant of Options.  Outside Directors shall receive the following:

(a) Each Outside Director shall be automatically granted non-qualified stock options to purchase 10,000 shares of Common Stock on the 21st calendar day after mailing an information statement in accordance with Rule 14c-2(b) under the 1934 Act; and

(b) On the day following each annual meeting of stockholders of Horizon occurring after December 31, 2005, each Outside Director shall be automatically granted non-qualified stock options to purchase up to 10,000 shares of Common Stock, the exact number of which shall be set by the Board of Directors.

12.2 Exercisability of Stock Options.  Subject to the Committee’s right to accelerate the exercisability of any stock option and subject to the Committee’s rights under Section 11.12, the stock options granted to Outside Directors under this Section 12 shall be exercisable one year after the date of grant and shall expire ten years following the date of grant.

12.3 Exercise Price.  The exercise price of the stock options granted to Outside Directors shall be equal to the Fair Market Value, as defined in the Plan, of a share of Common Stock on the date of grant. The exercise price may be paid as provided in Section 5.5 hereof.

12.4 Exercise After Termination of Board Service.  In the event an Outside Director ceases to serve on the Board, the stock options granted hereunder must be exercised, to the extent otherwise exercisable at the time of termination of Board service, within one year from termination of Board service; provided, however, that in the event of termination of Board service as a result of retirement (at age 65 or later or after having completed five or more years of service on the Board), the stock options may be exercised within five years from the date of termination of Board service. Notwithstanding the foregoing, no stock options may be exercised later than ten years after the date of grant.

* * * * * * * * * *

Horizon Offshore, Inc.
Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders on May 23, 2007
     The undersigned hereby appoints William B. Gibbens, III, proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated below, all of the shares of common stock of Horizon Offshore, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held on May 23, 2007, and any adjournments thereof.
     Please specify your choices by marking the appropriate boxes on the reverse side. If no specific directions are given, this proxy will be voted FOR the nominees listed on the reverse side and FOR the other proposals. The individual designated above will vote in his discretion on any other matter that may properly come before the meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

The Board of Directors recommends a vote FOR the nominees listed below and FOR Proposals 2 and 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors.

FOR all nominees listed	WITHHOLD AUTHORITY
(except as marked to the	to vote for all nominees
contrary below)	listed below
☐	☐

01 John T. Mills	04 Raymond L. Steele
02 Charles O. Buckner	05 David W. Sharp
03 Ken R. LeSuer

Instructions: To withhold authority for any individual nominee, strike a line through the nominee’s name above.

		FOR	AGAINST	ABSTAIN
2.	Approval of an amendment to the Company’s 2005 Stock Incentive Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2007.	☐	☐	☐

4.	In his discretion, to vote upon such other business as may properly come before the annual meeting and any adjournments thereof.

Please mark, sign, date and return this proxy promptly using the enclosed envelope.

Signature of Stockholder	Signature if held jointly	Date	2007

Please sign exactly as name appears hereon. When signing as executor, administrator, attorney, trustee, or guardian please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/hoff
Use the internet to vote your proxy.
Have your proxy card in hand
when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.